Exhibit 99.1

Calidi Biotherapeutics Announces Chief Executive Officer Transition and Appointment of Eric Poma, Ph.D. as CEO and Director

SAN DIEGO, Apr. 23, 2025 (GLOBE NEWSWIRE) – Calidi Biotherapeutics Inc. (NYSE American: CLDI) (“Calidi”), a clinical-stage biotechnology company developing a new generation of targeted antitumor virotherapies, today announced the succession of its Chief Executive Officer (“CEO”), Allan Camaisa, to Eric Poma, Ph.D., who was appointed as CEO and member of the Board of Directors of Calidi (“Board”), effective April 22, 2025. Mr. Camaisa will continue to serve as a member of the Board.

“We are pleased to welcome Eric as Calidi’s new CEO, given his deep experience in life science leadership with a focus on oncology, as Calidi advances its systemic enveloped virotherapy platform to the clinic and prepares for a company sponsored, dose escalation trial of CLD-201 in adult patients with solid tumors,” said Mr. James Schoeneck, Chairman of the Board. “On behalf of the Board, we would like to thank Allan for his visionary leadership in advancing a new platform with unique mechanisms of action in the treatment of cancer and look forward to his continued service on the Board.”

“I am thrilled to be joining Calidi at this exciting time, as the company progresses RTNova, its systemic, enveloped virotherapy platform with transient gene therapy payload delivery to the clinic with CLD-400 and continues to advance its CLD-101 and CLD-201 programs clinically,” said Dr. Poma. “I appreciate the solid foundation Allan has established at Calidi, the strong team that he has assembled and the opportunity to advance these groundbreaking therapies. I look forward to leveraging my experience not only as a biotech CEO, but also as a former business development executive and healthcare fund analyst, to drive and increase shareholder value.”

Dr. Poma brings more than 30 years of experience in the biopharmaceutical industry, with a strong record of capital fundraising, big pharma collaboration agreements, and clinical program development. Prior to joining Calidi, Dr. Poma served as CEO of Molecular Templates (NASDAQ: MTEM), a clinical-stage biotech focused on the development of a novel class of therapeutic agents with unique biology in oncology. At Molecular Templates he raised over $250 million in equity financing and secured over $150 million in strategic capital through agreements with Takeda, Vertex and BMS. He previously served as Vice President, Business Development of Innovive Pharmaceuticals. Prior to that he held various senior level positions at Imclone Systems, Inc., primarily in business development. Earlier, Dr. Poma served as a Healthcare & Biotechnology Analyst with the healthcare fund Eagle Growth Investors, LLC. Dr. Poma received a Ph.D. in Microbiology and Immunology from the University of North Carolina at Chapel Hill, an M.B.A. from the Leonard N. Stern School of Business and a Bachelor of Science in Biology from the University of North Carolina at Chapel Hill.

“As the Company progresses with its clinical and preclinical programs, Calidi will benefit from Eric’s over 30 years of leadership experience in the biopharmaceutical industry, having secured significant equity investments and big pharma collaborations,” stated Mr. Camaisa. “I am proud to have achieved our first company-sponsored FDA approved IND for CLD-201 and now, with this transition, I look forward to supporting the advancement of the Company as a Calidi board member and I am confident and excited about Calidi’s future under Eric’s leadership.”

About Calidi Biotherapeutics

Calidi Biotherapeutics (NYSE American: CLDI) is a clinical-stage immuno-oncology company with proprietary technology designed to arm the immune system to fight cancer. Calidi’s novel stem cell-based platforms are utilizing potent allogeneic stem cells capable of carrying payloads of oncolytic viruses for use in multiple oncology indications, including high-grade gliomas and solid tumors. Calidi’s clinical stage off-the-shelf, universal cell-based delivery platforms are designed to protect, amplify, and potentiate oncolytic viruses leading to enhanced efficacy and improved patient safety. Calidi’s preclinical off-the-shelf enveloped virotherapies, are designed to target disseminated solid tumors. This dual approach can potentially treat, or even prevent, metastatic disease. Calidi Biotherapeutics is headquartered in San Diego, California. For more information, please visit www.calidibio.com.

Forward-Looking Statements

This press release may contain forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Terms such as “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “towards,” “would” as well as similar terms, are forward-looking in nature, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements concerning upcoming key milestones (including the reporting of interim clinical results and the dosing of patients), planned clinical trials, and statements relating to the safety and efficacy of Calidi’s therapeutic candidates in development. Any forward-looking statements contained in this discussion are based on Calidi’s current expectations and beliefs concerning future developments and their potential effects and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth or implied in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that Calidi is not able to raise sufficient capital to support its current and anticipated clinical trials, the risk that early results of clinical trials do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive review of the data, and as more patient data becomes available, the risk that Calidi may not receive FDA approval for some or all of its therapeutic candidates. Other risks and uncertainties are set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Registration Statements filed with the SEC on (i) Form S-4 filed on August 2, 2023 and the corresponding prospectus filed on August 4, 2023, and (ii) on Form S-1 filed on April 15, 2024, and the Company’s periodic reports filed with the SEC on (i) Form 10-K filed on March 31, 2025. These reports may be amended or supplemented by other reports we file with the SEC from time to time.

Corporate Communications:

Dave Gentry, CEO

RedChip Companies, Inc.

1-407-644-4256

CLDI@redchip.com

Source: Calidi Biotherapeutics, Inc.